UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

Commission File No. 333-153294

SMART KIDS GROUP, INC.
 (Exact name of small business issuer as specified in its charter)

Florida (State or other Jurisdiction of Incorporation or Organization)	05-0554762 (I.R.S. Employer Identification No.)

9768-170 Street Suite 542 Edmonton, Alberta T5T5L4	T5T5L4
(Address of Principal Executive Offices)	(Zip Code)

Issuer’s Telephone Number: (780) 222-6257

Not Applicable
(Former name or former address, if changed since last report.)

With Copies to:
Virginia K Sourlis, Esq.
The Sourlis Law Firm
214 Broad Street
Red Bank, New Jersey 07701
Telephone: (732) 530-9007
www.sourlislaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, at a Special Meeting of the Board of Directors (the “Board”) of Smart Kids Group, Inc., a Florida corporation (the “Company”), the employment of Paul Andrew Ruppanner as the Company’s President, Chief Executive Officer and Director was terminated with immediate effect pursuant to Section 1.7(C)(4) of his employment agreement with the Company dated August 1, 2005  (the “Termination”).

Concurrent with the Termination, effective April 23, 2010, the Board appointed Mr. Richard Shergold (age 47), the Company’s current Chairman and Chief Creative Officer, to also serve as the Company’s interim President and Chief Executive Officer, effective immediately.

Mr. Shergold is the Company’s founder, and had previously served as the Company’s President and Chief Executive Officer from the Company’s inception in 2005 until September 2009. Since September 2009, Mr. Shergold has been serving as the Company’s Chairman of the Board and Chief Creative Officer. Prior to founding the Company in 2005, Mr. Shergold owned a chain of martial arts schools in Canada and the United States. Mr. Shergold has created, produced and marketed television series, fitness programs, software and related websites. Mr. Shergold is the sole owner of all of the Company’s sublicensed intellectual property, including the “Be Alert Bert” series. He created each intellectual property from inception, developed the characters and storylines, wrote the scripts and music, and directed and produced the productions.

Family Relationships

Mr. Shergold and Ms. Lisa Yakiwchuk, the Company’s Director and Secretary, are first cousins. Aside from this familial relationship, there are no other relationships between any of the Company’s officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMART KIDS GROUP, INC.

Date: April 27, 2010	By: /s/ RICHARD SHERGOLD
Name: Richard Shergold Title: President, Chief Executive Officer, Chief Creative Officer and Chairman (Principal Executive Officer, Principal Financial and Accounting Officer)